Exhibit 4.26

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is made and entered into on August 3, 2020 but effective as of July 1, 2020 (the “Termination Effective Date”) by and between REDHILL BIOPHARMA, INC., a company organized under the laws of the state of Delaware (“RedHill”), and DAIICHI SANKYO, INC., a company organized under the laws of the state of Delaware (“Daiichi Sankyo”).  Each of RedHill and Daiichi Sankyo is referred to individually as a “Party” and collectively as the “Parties.”

Reference is made to that certain Co-Commercialization Agreement by and between Daiichi Sankyo and AstraZeneca UK Limited (“AstraZeneca”), dated as of March 18, 2015, as amended as of March 18, 2015, January 1, 2017, October 1, 2018, January 1, 2019, and August 7, 2019 (as amended, the “Co-Commercialization Agreement”), which AstraZeneca assigned in its entirety to RedHill on March 31, 2020 (the “RedHill Acquisition Date”). Capitalized terms used in this Termination Agreement without definition shall have the meanings ascribed to them in the Co-Commercialization Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.         ASSUMPTION AND TERMINATION

1.1       Assumption of Co-Commercialization Agreement.  RedHill acknowledges, agrees, and certifies to Daiichi Sankyo that effective as of the RedHill Acquisition Date, RedHill accepts and assumes all liabilities and responsibilities of AstraZeneca under the Co-Commercialization Agreement arising from and after the RedHill Acquisition Date.

1.2       Termination of Co-Commercialization Agreement. Effective upon the Termination Effective Date, the Parties hereby terminate the Co-Commercialization Agreement and all rights and obligations thereunder.  As of the Termination Effective Date, each Party’s obligations to the other Party under the Co-Commercialization Agreement  are forever waived, satisfied and extinguished, and neither Party shall have any further obligation or liability to each other under the Co-Commercialization Agreement; provided, that the obligations of the Parties under the provisions identified as surviving expiration or termination in Section 17.4 of the Co-Commercialization Agreement shall remain in full force and effect; provided, further, that subject to the next sentence, neither Party waives or deems satisfied or extinguished any right to indemnification for Third Party Claims (as defined in the Co-Commercialization Agreement) to which such Party would be entitled to indemnification under the Co-Commercialization Agreement arising from or relating to obligations of the other Party (or the breach or non-performance thereof) under the Co-Commercialization Agreement. Notwithstanding the foregoing or the terms of Section 17.4 of the Co-Commercialization Agreement, the Parties agree

EXECUTION VERSION

and acknowledge that Sections 16.1, 16.2 and 16.3 of the Co-Commercialization Agreement will survive the Termination Effective Date only to the extent that they relate to Losses (as defined in the Co-Commercialization Agreement) or Third Party Claims that arise from Exploitation of the Product prior to the Termination Effective Date.

2.         RESPONSIBILITIES AND CERTAIN COVENANTS

2.1       Activities with Respect to Movantik. Effective upon the Termination Effective Date, Daiichi Sankyo will not be required under the Co-Commercialization Agreement to participate in any Commercialization, Medical Affairs Activities, or other activities related to Movantik® (“Movantik”) or any other RedHill Product, nor provide any reports or payments in connection therewith. Effective upon the Termination Effective Date, RedHill will:

(i) be solely responsible, at its own cost and expense, for the Exploitation of Movantik and other RedHill Products in the United States, including, without limitation, Commercialization and Medical Affairs Activities in connection therewith;

(ii) use Commercially Reasonable Efforts to Commercialize RedHill Products and maximize Net Sales thereof; and

(iii) remove Daiichi Sankyo’s name and/or logo from any RedHill Product Promotional Materials and/or any RedHill Product Labels and Inserts.

Within) [***] days after the end of each Calendar Quarter, RedHill will provide to Daiichi Sankyo a written report, which shall (x) specify in reasonable detail the Commercialization activities conducted by RedHill with respect to RedHill Products during such Calendar Quarter and (y) provide in reasonable detail a calculation of Net Sales for the applicable Calendar Quarter, including the line item deductions described in Section 3.1 to this Termination Agreement. For the avoidance of doubt, the portions of such written report regarding RedHill’s Commercialization activities shall be in such format and contain such level of detail as RedHill ordinarily produces in the ordinary course of its business and shall not be required to be in any specific format or contain any specific level of detail so long as such reports would reasonably permit Daiichi Sankyo to monitor RedHill’s compliance with this Termination Agreement.

2.2       Certain Definitions. Unless otherwise indicated, the following terms, when used herein, shall have the following meanings:

2.2.1    “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1; provided, however, that the first Calendar Quarter of the Term shall commence on the Termination Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Termination Effective Date, and the last Calendar Quarter of the Term shall end on the last day of the Term.

2.2.2    “Commercialization” means any and all activities directed to the

EXECUTION VERSION

Marketing and Promotion of a RedHill Product for commercial sale, and shall include Marketing, Promoting, advisory boards, speakers bureau programs, patient assistance, indigent care and other financial assistance programs, marketing research, the offering to commercially sell and commercially distributing and selling the RedHill Product, and such other activities as may be mutually agreed upon by the Parties. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” have corresponding meanings.

2.2.3    “Commercially Reasonable Efforts” means, with regard to the Commercialization of a RedHill Product, conducting the relevant tasks using such reasonable efforts and resources as would typically be expended by a similarly situated pharmaceutical company in conducting the tasks with regard to its own compounds and similar products with similar commercial and scientific potential at a similar stage in their lifecycle in a similar therapeutic area.

2.2.4    “Detail” means a sales call during which a sales representative makes a presentation with respect to a RedHill Product to an eligible prescriber of the RedHill Product.

2.2.5    “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, Commercialize, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, Promote, market or have sold or otherwise dispose of a product or a process, and “Exploitation” means the act of Exploiting a product or process.

2.2.6    “Marketing” means, with respect to a RedHill Product, advertising, public relations, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct or indirect advertising or educational campaigns, media/journal advertising, and exhibiting at seminars and conventions.

2.2.7    “Medical Affairs Activities” means medical grants, externally sourced research, medical education programs, activities of medical science liaisons, and medical affairs department activities with respect to a RedHill Product.

2.2.8    “Promotion” means the conduct of activities ordinarily undertaken by a pharmaceutical company’s field sales representatives aimed at encouraging the approved use of a pharmaceutical product. When used as a verb, “Promote” means to engage in any of the foregoing activities.

2.2.9    “RedHill Affiliate” means (for clarity, as of the Termination Effective Date or during the Term) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common

EXECUTION VERSION

control with RedHill. “Control” as used in this definition, and, with correlative meanings, the terms “controlled by” and “under common control with”, means the power to direct and control the management or policies of the applicable Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise.

2.2.10  “RedHill Product” means Movantik and any other product under development or developed by AstraZeneca or its Affiliates for the United States prior to the RedHill Acquisition Date or any product under development or developed by RedHill or any RedHill Affiliate, which product includes the Compound as its sole active ingredient.

2.2.11  “RedHill Product Labels and Inserts” means (a) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of a RedHill Product and (b) any written, printed or graphic material on or within the package from which a RedHill Product is to be dispensed.

2.2.12  “RedHill Product Promotional Materials” means all written, printed, electronic or graphic material, other than RedHill Product Labels and Inserts, provided by RedHill for use in Marketing of a RedHill Product.

2.3       No Recruitment. For a period of [***] months following the execution of this Termination Agreement, neither Party nor its Affiliates (or, in the case of RedHill, the RedHill Affiliates) shall actively recruit, solicit, or attempt to solicit or hire away any employee or personnel of the other Party who has been directly involved with the conduct of activities in connection with this Termination Agreement and/or the Co-Commercialization Agreement without the prior written consent of the other Party; provided, that notwithstanding the foregoing, each Party and its Affiliates (or, in the case of RedHill, the RedHill Affiliates) shall be permitted to engage in general recruitment through advertisements or recruiting through head-hunters so long as employees and personnel of the other Party are not specifically targeted.

2.4       Settlement of Commercialization Expenses.  Within [***] days after the Termination Effective Date, Daiichi Sankyo shall pay, or cause to be paid, to RedHill [***], in full satisfaction of Daiichi Sankyo’s obligations with respect to Commercialization Costs for the second Calendar Quarter of 2020 (the “Commercialization Cost True-Up Payment”).  Subject to such payment of the Commercialization Cost True-Up Payment, RedHill (a) acknowledges and agrees that Daiichi Sankyo has satisfied all of its obligations with respect to Commercialization Costs pursuant to the Co-Commercialization Agreement, and will not seek or demand payment of, or reduce or offset any payment by RedHill on account of, any Commercialization Costs, and (b) forever releases and waives any and all claims, whether now existing or arising in the future, against Daiichi Sankyo or its Affiliates, successors or assigns with respect to the payment of any past, present, or future Commercialization Costs pursuant to the Co-Commercialization Agreement.

EXECUTION VERSION

3.         CONSIDERATION

3.1       Royalties. During the Term, RedHill shall pay to Daiichi Sankyo a royalty of [***] of Net Sales of any RedHill Product in the United States. “Net Sales” means the gross invoiced amount on sales of the RedHill Product by RedHill, RedHill Affiliates and licensees to Third Parties (including branded and authorized generic distributors) in the United States, less the following deductions to the extent actually incurred or allowed (under internal audited systems of RedHill or the applicable RedHill Affiliate or licensee in accordance with International Financial Reporting Standards and the accrual method of accounting, consistently applied) with respect to such sales:

3.1.1     normal and customary trade, quantity or prompt settlement discounts off of the invoice amounts actually allowed;

3.1.2     amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions to trade customers, distributors and pharmaceutical benefit managers, group purchasing organizations and other managed care organizations based upon purchase or utilization of the RedHill Product, as determined by RedHill, RedHill Affiliates or RedHill’s licensees in good faith and consistent with its customary practices;

3.1.3     rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, federal or state Medicaid, Medicare or similar state program in the United States;

3.1.4     any invoiced amounts which are not collected, including bad debts, and are actually written off by RedHill or RedHill Affiliates or RedHill’s licensees (but provided that if any such amounts are subsequently collected, such collected amounts shall be included in Net Sales in the Calendar Quarter collected);

3.1.5     sales taxes, use taxes, excise taxes, and other governmental taxes imposed on the sale, importation, use or distribution of the RedHill Product, to the extent included and separately stated in the invoice, including fees paid pursuant to Section 9008 of the Patient Protection and Affordable Care Act (where RedHill shall allocate a reasonable amount of such fees to the RedHill Product in a manner consistent with its method of allocating such fees across its other pharmaceutical products, consistently over time, provided that the allocation of such fees to the RedHill Product shall not exceed a pro rata allocation reflecting the percentage of sales (on a revenue basis) of RedHill Products under this Termination Agreement relative to the aggregate sales (on a revenue basis) of products on which the fees owed are based);

3.1.6     any other similar and customary amounts payable to patients (e.g.,

EXECUTION VERSION

currently, co-pay cards) directly related to the prescribing of the Product that are consistent with international accounting standards and the actual practice of RedHill, RedHill Affiliates or RedHill’s licensees at the time in calculating and reporting its actual product net sales throughout its businesses (in the particular country, if applicable), provided that no item shall be deducted pursuant to this Section 3.1.6 if included in any another deduction provided for under this definition; and

3.1.7    as an allowance for transportation costs, distribution expenses (other than (i) the one time launch incentive called “Discount on Ship,” and (ii) fees paid to wholesalers to maintain inventory thresholds or provide forecast information and reports (e.g. sometimes referred to as “Allow - Distribution” or “Distribution Service Allowance”), which are to be deducted separately under this section 3.1), special packaging and related insurance charges, [***]percent ([***]%) of the amount arrived at after application of the deductions under Sections 3.1.1 through 3.1.6 above (and no costs included in this calculation may be deducted under Sections 3.1.1 through 3.1.6 above).

3.2       Royalty Payment and Reports. RedHill shall calculate all amounts payable by it pursuant to Section 3.1 at the end of each Calendar Quarter.  For the avoidance of doubt, payments owed by RedHill with respect to any time periods prior to the Termination Effective Date shall be calculated and paid in accordance with Article 11 of the Co-Commercialization Agreement, even if such payments become due and payable during the Term.   RedHill shall, within [***] days following the end of each Calendar Quarter, provide to Daiichi Sankyo a statement of the amount of the Net Sales of the RedHill Product in the United States during the applicable Calendar Quarter, including an itemized summary of all deductions from the gross invoiced amount used in calculating Net Sales, and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter using substantially the same form attached as Schedule 1 to this Termination Agreement. RedHill shall pay to Daiichi Sankyo the royalty amounts due with respect to a given Calendar Quarter within [***] days of delivery of such statement.

3.3       Fees. In addition to any payments owed by RedHill to Daiichi Sankyo under Section 3.1 of this Termination Agreement, (i) on or before [***] RedHill shall pay, or cause to be paid, to Daiichi Sankyo a non-refundable, non-creditable payment of Five Million One Hundred Thousand Dollars ($5,100,000), and (ii) on or before July 1 of each of the years 2022 and 2023, RedHill shall pay, or cause to be paid, to Daiichi Sankyo a non-refundable, non-creditable payment of Five Million Dollars ($5,000,000) (for a total of Fifteen Million One Hundred Thousand Dollars ($15,100,000)).

3.4       Payments. All payments by RedHill under this Termination Agreement shall be made by deposit of Dollars in the requisite amount to such bank as Daiichi Sankyo may from time to time designate by notice to RedHill. RedHill shall pay all fees incurred by either Party in connection with completing such deposit, except that any transfer fee imposed by a bank designated by Daiichi Sankyo shall be paid by Daiichi Sankyo.  The initial such account is:

EXECUTION VERSION

Bank:               [***]

ABA ACH:      [***]

ABA Wire:      [***]

Account No.:   [***]

3.5       Taxes. In the event that any Applicable Law requires RedHill to deduct or withhold Taxes with respect to any payment to be made by RedHill pursuant to this Termination Agreement, RedHill will notify Daiichi Sankyo of such requirement prior to making the payment to Daiichi Sankyo and provide such assistance to Daiichi Sankyo, including the provision of such documentation as may be required by a Tax authority, as may be reasonably necessary in Daiichi Sankyo’s efforts to claim an exemption from or reduction of such Taxes. RedHill will, in accordance with such Applicable Law, deduct or withhold Taxes from the amount due, remit such Taxes to the appropriate Tax authority when due, and furnish Daiichi Sankyo with proof of payment of such Taxes within thirty (30) days following the payment.  Any Taxes withheld or deducted from the amount due and remitted to a Tax authority as required under the first sentence of this Section 3.5 shall be considered as if paid to Daiichi Sankyo.  If Taxes are paid to a Tax authority, RedHill shall provide reasonable assistance to Daiichi Sankyo to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.  Daiichi Sankyo shall furnish to RedHill on the Termination Effective Date a validly executed W-9 form with respect to the funds to be transferred to Daiichi Sankyo.

3.6       Interest on Late Payments. If any Payment due to Daiichi Sankyo under this Termination Agreement is not paid when due (other than (i) a Payment subject to a good faith dispute by the Parties, except if interest thereon is specifically awarded by a court in connection with the resolution of such good faith dispute, or (ii) a Payment with respect to which Daiichi Sankyo has not provided the payment instructions as required by Section 3.4), then RedHill shall pay interest thereon at an annual rate of LIBOR from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law.

3.7       Records. RedHill shall keep, or shall cause to be kept, for a period of [***] years after the expiration or termination hereof, complete and accurate books and records pertaining to its performance hereunder, and all information reasonably necessary to calculate and verify all amounts payable hereunder.

3.8       Audit. At the request of Daiichi Sankyo, RedHill shall, and shall cause the RedHill Affiliates to, permit an independent certified public accountant designated by Daiichi Sankyo, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 3.7 to ensure RedHill’s compliance with its obligations hereunder and to verify all amounts payable hereunder, including the accuracy of all reports and payments made hereunder, no more than once during any [***]period during the Term and a period of [***] thereafter and no more than once with respect to any period so examined; provided that if any such audit reveals that RedHill is or was not in material compliance with the terms of this Termination Agreement, Daiichi Sankyo shall have the right to conduct such additional audits as may be reasonably required by Daiichi Sankyo to determine whether RedHill has appropriately remedied such non-

EXECUTION VERSION

compliance. The cost of any such audit shall be borne by Daiichi Sankyo, unless with respect to an audit of payments made hereunder, the audit reveals a variance of more than ten percent (10%) from reported amounts, in which case RedHill shall bear the cost of the audit. If any such audit concludes that additional payments were owed or that excess payments were received during such period, the owing Party shall pay the additional payments or the receiving Party shall reimburse such excess payments within [***] days after the date on which such audit is completed. For clarity, this Section 3.8 is not intended and shall not be construed to apply to records with respect to the manufacture of any RedHill Product by or on behalf of RedHill, or provide Daiichi Sankyo the right to audit the RedHill’s compliance with its own policies.

4.          STOCK ISSUANCE

Concurrently with the execution of this Termination Agreement, RedHill’s parent company, RedHill BioPharma Ltd., will issue to Daiichi Sankyo American Depository Shares representing ordinary shares of RedHill BioPharma Ltd. (“ADSs”) having a value of Two Million Dollars ($2,000,000), subject to the terms and conditions of the Securities Purchase Agreement being executed by Daiichi Sankyo and RedHill BioPharma Ltd. as of the Termination Effective Date.

5.          REPRESENTATIONS AND WARRANTIES

5.1       Mutual Representations and Warranties.  Each of the Parties hereby represents and warrants to the other that it is duly authorized and empowered to execute, deliver and perform this Termination Agreement and that such action does not conflict with or violate any provision of law, regulation, policy, contract, deed of trust or other instrument to which it is a party or by which it is bound and that this Termination Agreement constitutes a valid and binding obligation of it enforceable in accordance with its terms.

5.2       RedHill Representation and Warranty.  RedHill hereby represents and warrants to Daiichi Sankyo that AstraZeneca assigned to RedHill, and RedHill is the successor-in-interest to, all rights, title, interest and obligations of AstraZeneca under the Co-Commercialization Agreement.

6.          CONFIDENTIALITY

6.1       Confidentiality Obligations. Except to the extent permitted by this Termination Agreement and subject to the provisions of Section 6.2 and 6.3, at all times during the Term and for [***] years following the expiration or termination hereof, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by or on behalf of the Disclosing Party, except to those officers, directors, employees, representatives or consultants of the Receiving Party and its Affiliates (or RedHill Affiliates, where RedHill is the Receiving Party) who have a need to know such information to perform such Party’s obligations hereunder or are reasonably necessary for its internal business purposes relating to the RedHill Product (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Section 6) (collectively,

EXECUTION VERSION

“Recipients”) and (b) shall not use any Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations hereunder. The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Termination Agreement. For clarity, “Confidential Information” means any information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether oral or in writing or in any other form, on or after the Termination Effective Date relating to (i) the terms of this Termination Agreement, (ii) any RedHill Product (including the Regulatory Documentation and regulatory approvals and any information or data contained therein), (iii) any Exploitation of the RedHill Product, or (iv) the scientific, regulatory or business affairs or other activities or Information of either Party. In the event that RedHill discloses any Confidential Information with respect to which it has an obligation of confidentiality to a Third Party (as defined below) and notifies Daiichi Sankyo of any additional obligations of confidentiality that may apply to such information, then Daiichi Sankyo shall comply with such additional obligations on and after the date on which Daiichi Sankyo is made aware of such additional obligations, to the extent reasonably practicable at the time Daiichi Sankyo is made aware of such additional obligations.

6.2       Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Termination Agreement shall not extend to any Confidential Information of the Disclosing Party:

6.2.1     that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

6.2.2     that is received from any Person other than RedHill, RedHill Affiliates, Daiichi Sankyo and Daiichi Sankyo’s Affiliates (a “Third Party”) without restriction and without breach of any obligation of confidentiality between such Person and the Disclosing Party;

6.2.3     that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

6.2.4     that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

6.2.5    that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without the aid, use or application of any Confidential Information of the Disclosing Party.

6.3       Authorized Disclosure. The Receiving Party and its Recipients may disclose Confidential Information to the extent that such disclosure is:

6.3.1    made by the Receiving Party to AstraZeneca pursuant to written confidentiality obligations consistent with those set forth herein; provided that such disclosure is necessary in connection with the Receiving Party

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carrying out its obligations to AstraZeneca with respect to, or enforcing the obligations of AstraZeneca under, the Co-Commercialization Agreement;

6.3.2    made in response to a valid subpoena or order of a court of competent jurisdiction or other Agency of a country or any political subdivision thereof of competent jurisdiction; provided, however, that, if legally permissible, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party, at its own expense, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order; or

6.3.3    otherwise required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, with the Receiving Party providing prior written notice thereof to the Disclosing Party and a reasonable opportunity for the Disclosing Party to review and comment on such required disclosure and propose that portions be subject to a request for confidential treatment thereof or a protective order therefor prior to making such disclosure and the Receiving Party using reasonable efforts to secure confidential treatment or any other applicable protection for the portions of the Confidential Information that the Disclosing Party requests be redacted.

6.4       Notification. The Receiving Party shall notify the Disclosing Party promptly, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

6.5       Return or Destruction of Confidential Information. Upon the effective date of the expiration or termination of this Termination Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Termination Agreement: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain (x) such Confidential Information to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any

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event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information (except with respect to Confidential Information permitted to be disclosed pursuant to Section 6.3 and 6.4) shall continue to be subject to the terms of this Termination Agreement for the period set forth in Section 6.1.

6.6       Press Release; Use of Name and Disclosure of Terms. The Parties agree that RedHill will  issue a mutually agreed upon press release promptly after the Termination Effective Date substantially in the form attached hereto as Schedule 2. In all other cases, subject to this Section 6.6, each Party agrees not to, and agrees to cause its Affiliates (and, in the case of RedHill, the RedHill Affiliates) not to, issue any press release or other public statement disclosing any information relating to this Termination Agreement, the activities hereunder, or the transactions contemplated hereby, unless such press release or other public statement is approved by the other Party in writing. The restrictions imposed by this Section 6.6 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by Section 6.3, and provided further that (a) the Corporate Communications department of Daiichi Sankyo shall be notified in writing in advance of any press release or disclosure made hereunder by RedHill and (b) RedHill shall be notified in writing in advance of any press release or disclosure made hereunder by Daiichi Sankyo.  Further, the restrictions imposed on each Party under this Section 6.6 are not intended, and shall not be construed, to prohibit a Party from (x) identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 6 or (y) disclosing (i) information for which consent has previously been obtained and (ii) information of a similar nature to that which has been previously disclosed publicly with respect to this Termination Agreement, each of which ((i) and (ii)) shall not require advance approval, but copies of which shall be provided to the other Party as soon as practicable after the release or communication thereof.

7.         TERM

7.1       The term of this Termination Agreement shall commence on the Termination Effective Date and shall continue until the end of the first Calendar Year during which the annual Net Sales of the RedHill Product in the Territory fall below[***]  (the “Term”).

8.         ACCRUED RIGHTS; SURVIVING OBLIGATIONS

8.1       Accrued Rights. Termination or expiration of this Termination Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.

8.2       Surviving Obligations. Sections 3.1 (for Net Sales during the Term), 3.2 (for final accounting), 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 6, 9, 10, and this Section 8 shall survive expiration or

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termination of this Termination Agreement for any reason.

9.          INDEMNITY

9.1       Indemnification. In addition to any other remedy available to Daiichi Sankyo, RedHill shall indemnify, defend and hold harmless Daiichi Sankyo, its Affiliates and its and their respective directors, officers, employees and agents (the “Daiichi Sankyo Indemnitees”) from and against any and all liabilities, claims, demands, causes of action, damages, judgments, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by any of them in connection with, arising from or occurring as a result of (a) any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) in connection with, arising from or occurring as a result of (i) the negligence, fraud or willful misconduct by RedHill in connection with this Termination Agreement or the breach by RedHill of any of its obligations under this Termination Agreement, (ii) the Exploitation of any RedHill Product or any activities carried out in connection with such Exploitation in each case following the Termination Effective Date, including, without limitation, (w) any claim or assertion relating to Marketing activities conducted by or on behalf of RedHill, or (x) any claim or assertion that a RedHill Product or the Exploitation thereof infringes any intellectual property right of a third party, (y) any claim or assertion relating to any In-License Agreement, or (z) death, personal injury, or other property damage arising out of or resulting from the manufacture or labeling (including failure to warn claims) of any RedHill Product; or (b) the enforcement by Daiichi Sankyo of its rights under this Section 9.1.

9.2       Indemnification Procedures.

9.2.1     Notice of Claim. All indemnification claims in respect of Daiichi Sankyo, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by Daiichi Sankyo. Daiichi Sankyo shall give RedHill prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnitee intends to base a request for indemnification under Section 9.1, but in the case of Section 9.1, in no event shall RedHill be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). Daiichi Sankyo shall furnish promptly to RedHill copies of all papers and official documents received in respect of any Losses and Third Party Claims.

9.2.2     Control of Defense. At its option, RedHill may assume the defense of any Third Party Claim (each an “Indemnification Claim”) by giving written notice to Daiichi Sankyo within [***] days after RedHill’s receipt of an Indemnification Claim Notice. The assumption of the defense of an Indemnification Claim by RedHill shall not be construed as an acknowledgment that RedHill is liable to indemnify the Indemnitee in respect of the Indemnification Claim, nor shall it constitute a waiver by

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RedHill of any defenses it may assert against Daiichi Sankyo’s claim for indemnification. Upon assuming the defense of an Indemnification Claim, RedHill may appoint as lead counsel in the defense of the Indemnification Claim any legal counsel selected by RedHill. In the event RedHill assumes the defense of an Indemnification Claim, Daiichi Sankyo shall immediately deliver to RedHill all original notices and documents (including court papers) received by Daiichi Sankyo in connection with the Indemnification Claim. Should RedHill assume the defense of an Indemnification Claim, except as provided in Section 9.2.3, RedHill shall not be liable to Daiichi Sankyo for any legal expenses subsequently incurred by Daiichi Sankyo in connection with the analysis, defense or settlement of the Indemnification Claim unless specifically requested in writing by RedHill. In the event that it is ultimately determined that RedHill is not obligated to indemnify, defend or hold harmless the Indemnitee from and against the Indemnification Claim, Daiichi Sankyo shall reimburse RedHill for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by RedHill in its defense of the Indemnification Claim.

9.2.3     Right to Participate in Defense. Any Indemnitee and Daiichi Sankyo shall be entitled to participate in, but not control, the defense of such Indemnification Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s or Daiichi Sankyo’s sole cost and expense unless (i) the employment thereof has been specifically authorized by RedHill in writing, (ii) RedHill has failed to assume the defense and employ counsel in accordance with Section 9.2.2 (in which case, Daiichi Sankyo shall control the defense) or (iii) the interests of the Indemnitee and RedHill with respect to such Indemnification Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

9.2.4     Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with an Indemnification Claim and that shall not result in the Indemnitee’s or Daiichi Sankyo’s becoming subject to injunctive or other relief and as to which RedHill shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, RedHill shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as RedHill, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Indemnification Claims, where RedHill has assumed the defense of the Indemnification Claim in accordance with Section 9.2.2, RedHill shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss. If RedHill does not assume and conduct the defense of an Indemnification Claim as provided above, Daiichi Sankyo may defend against such

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Indemnification Claim.  Notwithstanding anything contained herein to the contrary, in cases where RedHill has acknowledged in writing its obligation to indemnify Daiichi Sankyo for the applicable Losses pursuant to this Section 9.2.4 but does not assume and conduct the defense of the applicable Indemnification Claim, Daiichi Sankyo shall not settle or compromise such Claim without the prior written consent of RedHill, which may not be unreasonably, withheld, delayed or conditioned.

9.2.5     Cooperation. Regardless of whether RedHill chooses to defend or prosecute any Indemnification Claim, Daiichi Sankyo shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to RedHill to and reasonable retention by the Indemnitee and Daiichi Sankyo of, records and information that are reasonably relevant to such Indemnification Claim and making Daiichi Sankyo and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and RedHill shall reimburse Daiichi Sankyo for all its reasonable and verifiable out-of-pocket expenses incurred in connection therewith.

9.2.6     Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by Daiichi Sankyo in connection with any claim shall be reimbursed on a Calendar Quarter basis by RedHill, without prejudice to RedHill’s right to contest Daiichi Sankyo’s right to indemnification and subject to refund in the event RedHill is ultimately held not to be obligated to indemnify the Indemnitee.

9.3         Insurance. RedHill shall at all times maintain a product liability insurance policy or self-insurance with a [***] limit each occurrence and in the aggregate for the period of insurance. RedHill shall furnish to Daiichi Sankyo upon execution of this Termination Agreement a Certificate of Insurance or other reasonable proof of coverage (which may be a certificate or other evidence issued RedHill under a program of self-insurance) evidencing: (i) the requisite coverage required under this Section 9.3 during the Term; (ii) the effective and expiration dates of the insurance policies required hereunder; and (iii) the limits of liability per occurrence and in the aggregate. RedHill shall provide Daiichi Sankyo (a) current Certificates of Insurance evidencing renewal of insurance throughout the Term and (b) [***] advance written notice prior to the cancellation or non-renewal during the Term of any insurance policy required hereunder. To the extent that RedHill elects to self-insure under governing state statutes (if applicable) for any of the insurance coverages required under this Termination Agreement, upon request, RedHill shall provide Daiichi Sankyo, throughout the Term, with proof of continuing financial responsibility equal to or greater than the minimum limits of insurance required hereunder. The insurance policies shall be under an occurrence form, or on a claims-made form, however, if a claims-made

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form is used, then RedHill shall continue to maintain such insurance after the expiration or termination of this Termination Agreement for a period of [***] years.

10.       MISCELLANEOUS

10.1     Governing Law.

10.1.1  In the event of any dispute arising out of this Termination Agreement or the activities contemplated herein, the Parties, prior to instituting any lawsuit, shall work collaboratively and in good faith to resolve such dispute. Specifically, prior to instituting any lawsuit, any dispute shall be referred, in the case of RedHill, to the Chief Executive Officer of RedHill (or such other equivalent person as RedHill may designate upon written notice to Daiichi Sankyo) and, in the case of Daiichi Sankyo, to the President of Daiichi Sankyo (or such other equivalent person as Daiichi Sankyo may designate upon written notice to RedHill) (the “Senior Executives”). If the Senior Executives are unable to resolve such dispute within [***] days following their initial discussion of the dispute, either Party shall be free to institute litigation in accordance with Section 10.1.3 and seek such remedies as may be available. Notwithstanding anything in this Termination Agreement to the contrary, each Party shall be entitled to (i) institute litigation in accordance with Section 10.1.3 below immediately if litigation is necessary to prevent irreparable harm to that Party and (ii) exercise its rights under Section 10.8.

10.1.2  The interpretation and construction of this Termination Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Termination Agreement to the substantive law of another jurisdiction.

10.1.3  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) concerning this Termination Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. For clarity, claims for damages or relief shall be brought under this Section 10.1.3. The Parties irrevocably and unconditionally waive their right to a jury trial.

10.1.4  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.4 shall be effective service of process for any action, suit or proceeding brought against it under this Termination Agreement in any such court.

10.2     Force Majeure. No liability shall result from delay in performance or non-

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performance, in whole or in part, by either of the Parties to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labor dispute, war, acts of war (whether war be declared or not) riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, or natural disaster. The non-performing Party shall promptly after the occurrence of the Force Majeure event give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence and such failure to perform would constitute a material breach of this Termination Agreement in the absence of such event of Force Majeure, the Parties shall meet and discuss in good faith an appropriate course of action.

10.3     Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Termination Agreement or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy or prevent such Party thereafter from enforcing any or all provisions of this Termination Agreement and exercising any or all other rights and remedies. To be effective, any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

10.4     Notices. Unless otherwise expressly provided for herein, all Notices shall be in writing, shall refer specifically to this Termination Agreement and shall be hand delivered or sent by internationally recognized overnight delivery service that maintains records of delivery, costs prepaid, or by facsimile (with transmission confirmed), to the respective addresses specified below (or to such other address as may be specified by Notice to the other Party):

If to RedHill, to:	RedHill BioPharma, Inc.
8045 Arco Corporate Drive, Suite 200
Raleigh, NC 27617
Tel: [***]
Fax: [***]
Attention: [***]

With a copy to:	RedHill BioPharma Ltd.
21 Ha’arba’a St., Tel-Aviv 6473921, Israel
Tel: [***]
Fax: [***]
Attention: [***]

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If to Daiichi Sankyo, to:	Daiichi Sankyo, Inc.
211 Mount Airy Road
Basking Ridge, New Jersey 07920
Attention: [***]
Facsimile No.: [***]

With a copy to:	Daiichi Sankyo, Inc.
211 Mount Airy Road
Basking Ridge, New Jersey 07920
Attention: [***]
Facsimile No.: [***]

Any Notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. The effective date of any Notice shall be: (a) the date of the addressee’s receipt, if delivered by hand or internationally recognized overnight delivery service that maintains records of delivery; or (b) the date of receipt if received by 5:00 p.m. local time on a Business Day or, if not, the first (1st) Business Day after receipt, if sent by facsimile. It is understood and agreed that this Section 10.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Termination Agreement.

10.5     Entire Agreement. This Termination Agreement, together with any schedules and other attachments hereto and those provisions of the Co-Commercialization Agreement survive pursuant to Section 1.2 hereof, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge of this Termination Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

10.6     Successors and Assigns. This Termination Agreement may not be assigned or otherwise transferred by RedHill without the written consent of Daiichi Sankyo; provided, however, that RedHill may, without such consent, assign this Termination Agreement, in whole or in part, (a) to any of its Affiliates, and (b) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Termination Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction; provided that, the Third Party successor or purchaser provides written notice to Daiichi Sankyo that such Third Party agrees to be bound by the terms of this Termination Agreement.  Any purported assignment in violation of this Section 10.6 will be void.  Any permitted assignee shall assume all applicable obligations of its assignor under this Termination Agreement. With respect to an assignment to an Affiliate (or a RedHill Affiliate, where RedHill is the assigning Party), such assigning Party shall remain responsible for the performance by such Affiliate (or RedHill Affiliate, where RedHill is the assigning Party) of the rights and obligations hereunder.  Daiichi Sankyo may assign this Termination Agreement freely without the consent of RedHill.

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10.7     Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Termination Agreement invalid, illegal or unenforceable in any respect. If any provision of this Termination Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Termination Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Termination Agreement shall remain in full force and effect and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

10.8     Remedies. Each Party acknowledges that the failure by a Party to comply with any of the provisions of Section 6 will result in irreparable injury and continuing damage to the other Party for which there will be no adequate remedy at law and that, in the event of a failure of a Party so to comply, the other Party shall be entitled to such preliminary and permanent injunctive relief as may be necessary to ensure compliance with all the provisions of Section 6 without having to prove actual damages or to post a bond. Such other Party shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation.

10.9     Relationship of the Parties. It is expressly agreed that RedHill, on the one hand, and Daiichi Sankyo, on the other hand, shall be independent contractors and nothing contained in this Termination Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties. The Parties agree that the rights and obligations under this Termination Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for Tax purposes consistent with the intent reflected in the foregoing sentence and agree that they shall not file any reports, documents or other item relating to Taxes or state or acknowledge to any Tax authority that such relationship is a partnership or similar arrangement unless required by Applicable Law.

10.10   Counterparts; Facsimile Execution. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Termination Agreement delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) shall be as effective as an original executed signature page.

[The rest of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Termination Agreement as of the Termination Effective Date.

/s/ [***]_
RedHill Biopharma, Inc.		Daiichi Sankyo, Inc.

By:	/s/ [***]	By:	/s/ [***]

Name:	[***]	Name:	[***]

Title:	[***]	Title:	[***]

Date:		Date:

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Schedule 1

Royalty Report

RedHill Product (including MOVANTIK® US)
Gross to Net Sales
M USD

	Q1		Q2	Q3	Q4	YTD
	2020		2020	2020	2020	2020

Gross Sales						$—

Managed Markets Discounts						$—
Returns, Recalls, Rebates, Price Reductions						$—
Governmental Rebates						$—
Write-offs						$—
Taxes						$—
Other Amounts Payable to Patients						$—
Discount on Ship						$—

Net Sales - Reported						$—

Royalty Payment						$—
Royalty to Daiichi Sankyo:	[***]	%

Schedule 2

Press Release

Press Release

RedHill Biopharma Announces New Agreement with Daiichi Sankyo for Movantik®

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RedHill acquired Movantik® for opioid induced constipation from AstraZeneca in April 2020; Movantik® generated $96 million in 2019

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RedHill and Daiichi Sankyo replaced their co-commercialization agreement for Movantik® with a new royalty-bearing agreement, under which RedHill will maintain sole and exclusive responsibility for the commercialization of Movantik® in the U.S.

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The companies also entered a subscription agreement under which Daiichi Sankyo received equity of RedHill as a partial consideration in relation to Movantik®

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TEL-AVIV, Israel and RALEIGH, NC, July __ 2020, RedHill Biopharma Ltd. (Nasdaq: RDHL) (“RedHill” or the “Company”), a specialty biopharmaceutical company, today announced that it has replaced its existing 2015 co-commercialization agreement with Daiichi Sankyo, Inc. (“Daiichi Sankyo”) for Movantik® (naloxegol)1, which was assigned to RedHill under its April 2020 acquisition agreement with AstraZeneca, with a new royalty-bearing agreement.

“The closing of this new agreement with Daiichi Sankyo will allow us to have full control over brand strategy and commercialization activities for Movantik® in the U.S. while also increasing our margins. We thank our colleagues at Daiichi Sankyo for their trust and look forward to continuing this fruitful partnership”, said Rick Scruggs, RedHill’s Chief Commercial Officer, Head of U.S. Operations.

Under the terms of the new agreement, RedHill will bear all responsibilities and costs for commercializing Movantik® in the U.S. During the term of this new agreement, RedHill will pay Daiichi Sankyo a mid-teen royalty rate on net sales of Movantik® in the U.S., in addition to three lump sum payments each year starting in 2021 and ending in 2023.

In addition, the companies also entered a subscription agreement under which Daiichi Sankyo received [x] in American Depositary Shares of RedHill as a partial consideration in relation to Movantik®.

RedHill acquired the global rights, excluding Europe, Canada and Israel, to Movantik® for the treatment of opioid induced constipation from AstraZeneca in April 2020 and immediately initiated promotion in the U.S. with its expanded sales force.

About Movantik®

Movantik® is a proprietary once-daily oral PAMORA approved by the U.S. Food and Drug Administration for the treatment of OIC in adult patients with chronic non-cancer pain, including patients with chronic pain related to prior cancer or its treatment who do not require frequent (e.g. weekly) opioid dosage escalation. Movantik® is the first oral PAMORA approved in the U.S. for

1         Full prescribing information for Movantik® (naloxegol) is available at: www.Movantik.com.

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the treatment of OIC and is recommended by the American Gastroenterological Association (AGA) guidelines2 and the National Comprehensive Cancer Network (NCCN) guidelines. Movantik® is part of the exclusive worldwide license agreement announced in 2009 between AstraZeneca and Nektar Therapeutics. It was developed using Nektar’s oral small-molecule polymer conjugate technology. Movantik® was first approved in 2014 and launched in the U.S. by AstraZeneca and Daiichi Sankyo in 2015. Further information about Movantik® is available at: www.Movantik.com.

About Opioid-Induced Constipation (OIC)

OIC is a condition caused by prescription opioid pain medicines. Opioids play an important role in chronic pain relief and work by binding to mu-receptors in the central nervous system, but they can also bind to mu-receptors in the bowel, which can result in patients suffering from OIC. OIC is the most prevalent and disabling adverse effect associated with opioid therapy, estimated to affect between 40-80% of the millions of patients taking chronic opioid therapy each year4.

About RedHill Biopharma
RedHill Biopharma Ltd. (Nasdaq: RDHL) is a specialty biopharmaceutical company primarily focused on gastrointestinal diseases. RedHill promotes the gastrointestinal drugs Movantik® for opioid-induced constipation in adults3, Talicia® for the treatment of Helicobacter pylori (H. pylori) infection in adults4 and Aemcolo® for the treatment of travelers’ diarrhea in adults5. RedHill’s key clinical late-stage development programs include: (i) RHB-204, with a planned pivotal Phase 3 study for pulmonary nontuberculous mycobacteria (NTM) infections; (ii) Opaganib (Yeliva®), a first-in-class SK2 selective inhibitor, targeting multiple indications, with a Phase 2/3 program for COVID-19 and ongoing Phase 2 studies for prostate cancer and cholangiocarcinoma; (iii) RHB-104, with positive results from a first Phase 3 study for Crohn's disease; (iv) RHB-102 (Bekinda®), with positive results from a Phase 3 study for acute gastroenteritis and gastritis and positive results from a Phase 2 study for IBS-D; (v) RHB-106, an encapsulated bowel preparation, and (vi) RHB-107, a Phase 2-stage first-in-class, serine protease inhibitor, targeting cancer and inflammatory gastrointestinal diseases. More information about the Company is available at www.redhillbio.com.

IMPORTANT SAFETY INFORMATION ABOUT MOVANTIK

•   MOVANTIK may cause serious side effects, including:

-     Opioid withdrawal. You may have symptoms of opioid withdrawal during treatment with MOVANTIK, including sweating, chills, diarrhea, stomach pain, anxiety, irritability, and

2         Crockett, Seth D., et al. American Gastroenterological Association Institute guideline on the medical management of opioid-induced constipation, Gastroenterology 156.1 (2019): 218-226.

3         Full prescribing information for Movantik® (naloxegol) is available at: www.Movantik.com.

4         Full prescribing information for Talicia® (omeprazole magnesium, amoxicillin and rifabutin) is available at: www.Talicia.com.

5         Full prescribing information for Aemcolo® (rifamycin) is available at: www.Aemcolo.com.

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yawning. Patients taking methadone to treat their pain may be more likely to experience stomach pain and diarrhea. Tell your doctor if you have any of these symptoms

-     Severe Stomach Pain and/or Diarrhea. This can happen within a few days of starting MOVANTIK and can lead to hospitalization. If either of these side effects occurs, stop taking MOVANTIK and call your doctor immediately

-     Tear in your stomach or intestinal wall (perforation). Stomach pain that is severe can be a sign of a serious medical condition. If you get stomach pain that gets worse or does not go away, stop taking MOVANTIK and get emergency medical help right away

•   Do not take MOVANTIK if you:

-     Have a bowel blockage (intestinal obstruction) or have a history of bowel blockage

-     Are allergic to MOVANTIK or any of the ingredients in MOVANTIK

•   MOVANTIK can interact with other medicines and cause side effects, including opioid withdrawal symptoms (see symptoms above). Tell your doctor or pharmacist before you start or stop any medicines during treatment with MOVANTIK

•   Before you take MOVANTIK, tell your doctor about all of your medical conditions, including if you:

-     Have any stomach, bowel (intestines) problems, including inflammation in parts of the large intestine (diverticulitis), or inflammation and injury of the intestines caused by reduced blood flow (ischemic colitis)

-     Have had recent surgery on the stomach or intestines

-     Have any kidney, or liver problems

-     Are pregnant or plan to become pregnant. Taking MOVANTIK during pregnancy may cause opioid withdrawal symptoms in you or your unborn baby. Tell your healthcare provider right away if you become pregnant during treatment with MOVANTIK

-     Are breastfeeding or plan to breastfeed. It is not known if MOVANTIK passes into your breast milk. Taking MOVANTIK while you are breastfeeding may cause opioid withdrawal in your baby. You and your healthcare provider should decide if you will take MOVANTIK or breastfeed. You should not breastfeed if you take MOVANTIK

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•   Tell your doctor about all of the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements. Other medicines may affect the way MOVANTIK works

•   If you stop taking your opioid pain medicine, stop taking MOVANTIK and tell your doctor

•   Avoid eating grapefruit or drinking grapefruit juice during treatment with MOVANTIK

•   The most common side effects of MOVANTIK include: Stomach (abdomen) pain, diarrhea, nausea, gas, vomiting, headache, and excessive sweating

APPROVED USE FOR MOVANTIK

MOVANTIK is a prescription medicine used to treat constipation that is caused by prescription pain medicines called opioids, in adults with long-lasting (chronic) pain that is not caused by active cancer.

You are encouraged to report Adverse Reactions to RedHill Biopharma Inc. at 1-833-ADRHILL (1-833-237-4455) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. The findings to date are only preliminary, are based on clinical results of a very limited number of patients. There is no guarantee that these patients will continue to show clinical improvement or that other patients will show similar clinical improvement. Forward-looking statements are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include (i) the initiation, timing, progress and results of the Company’s research, manufacturing, pre-clinical studies, clinical trials, and other therapeutic candidate development efforts, and the timing of the commercial launch of its commercial products and ones it may acquire or develop in the future; (ii) the Company’s ability to advance its therapeutic candidates into clinical trials or to successfully complete its pre-clinical studies or clinical trials or the development of a commercial companion diagnostic for the detection of MAP; (iii) the extent and number and type of additional studies that the Company may be required to conduct and the Company’s receipt of regulatory approvals for its therapeutic candidates, and the timing of other regulatory filings, approvals and feedback; (iv) the manufacturing, clinical development, commercialization, and market acceptance of the Company’s therapeutic candidates and commercial products; (v) the Company’s ability to successfully commercialize and promote Talicia®, and Aemcolo® and Movantik®; (vi) the Company’s ability to establish and maintain corporate collaborations; (vii) the Company's ability to acquire products approved for marketing

EXECUTION VERSION

in the U.S. that achieve commercial success and build its own marketing and commercialization capabilities; (viii) the interpretation of the properties and characteristics of the Company’s therapeutic candidates and the results obtained with its therapeutic candidates in research, pre-clinical studies or clinical trials; (ix) the implementation of the Company’s business model, strategic plans for its business and therapeutic candidates; (x) the scope of protection the Company is able to establish and maintain for intellectual property rights covering its therapeutic candidates and commercial products and its ability to operate its business without infringing the intellectual property rights of others; (xi) parties from whom the Company licenses its intellectual property defaulting in their obligations to the Company; (xii) estimates of the Company’s expenses, future revenues, capital requirements and needs for additional financing; (xiii) the effect of patients suffering adverse experiences using investigative drugs under the Company's Expanded Access Program; (xiv) competition from other companies and technologies within the Company’s industry; and (xv) the hiring and maintaining employment of executive managers. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 20-F filed with the SEC on March 4, 2020. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement, whether as a result of new information, future events or otherwise unless required by law.

Company contact:	IR contact (U.S.):
Adi Frish	Timothy McCarthy, CFA, MBA
Senior VP Business Development & Licensing	Managing Director, Relationship Manager
RedHill Biopharma	LifeSci Advisors, LLC
+972-54-6543-112	+1-212-915-2564
adi@redhillbio.com	tim@lifesciadvisors.com